Exhibit 99.1

TurboChef Announces Agreement with Subway® on Extended Warranty for Tornado™ Ovens

ATLANTA, July 11, 2005 -- TurboChef Technologies, Inc. (NASDAQ: OVEN) today announced that it has agreed with Subway® to offer an extended warranty on the Tornado™ oven to Subway franchisees. The Subway Extended Warranty will provide an additional year beyond the original one-year full parts and labor coverage and access to the industry-leading TurboChef call center service. The TurboChef toll-free service number provides our customers with centralized and highly accessible rapid response and support. The Subway Extended Warranty is priced at $350 per oven. There are over 20,000 Tornado ovens in use by Subway franchisees.

The resounding success of Subway’s toasting initiative has resulted in higher use of the Tornado oven with significantly more cook cycles per oven than previously anticipated. TurboChef has determined that it can improve the longevity and reliability of the ovens and accommodate Subway’s higher than expected usage through a change in the oven’s software (or operating system). TurboChef has incorporated this software enhancement in its production line, and, consistent with its commitment to provide the highest levels of customer service and satisfaction, the Company has begun to voluntarily upgrade the installed base of Subway Tornado ovens with the enhanced software. As it performs this upgrade, the Company may replace certain components in the ovens if it determines that it would improve the life of those ovens. The Company said it will increase its warranty reserve and record a charge of approximately $2.5 million in the second quarter just ended on June 30, 2005.

Jan Risi, President and CEO of IPC, the Subway franchisees’ purchasing cooperative, said, “TurboChef has very quickly become one of our most valued partners, and we couldn’t be more pleased with the product quality and performance of their ovens and their unrivaled level of service and support.”

Richard Perlman, Chairman, added, “We have always believed that we succeed when our customers succeed, and we do that by combining a unique top quality product with unparalleled customer service and support that, among other things, responds proactively to the needs of our clients. We are very gratified by the success Subway is experiencing with our ovens and are delighted to offer an extended warranty program to its franchisees.”

The Company stated that on August 2, 2005 after market close it will release its results for the three and six months ended June 30, 2005 and host a conference call at 4:45 p.m. the same day to discuss the results.

About TurboChef Technologies, Inc.

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and is developing equipment for the residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at faster speeds than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods. The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA 30328. Visit TurboChef at www.turbochef.com.

Certain statements in this release, and other written or oral statements made by or on behalf of TurboChef, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and TurboChef’s future performance, as well as its management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: our history of losses, the uncertainty of market acceptance and demand for TurboChef’s products, the ability to obtain additional financing necessary to expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing, heavy reliance on our senior management team and other risks detailed in TurboChef’s filings with the Securities and Exchange Commission. The words “looking forward”, “believe”, “expect”, “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements were made. TurboChef undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information, contact:

James A. Cochran
Chief Financial Officer
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite1900
Atlanta, Georgia 30328
(678) 987-1700